UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 17, 2012
Date of Report

TAPIMMUNE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Eastlake Avenue East, Suite 100, Seattle, Washington	98102
(Address of principal executive offices)	(Zip Code)

(206) 504 7278
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2012, we entered into a Patent & Know-How Agreement with the Mayo Foundation for Education and Research (“Mayo”) to license a proprietary MHC Class I HER2/neu antigen technology.  This antigen was discovered in the laboratory of Dr. Keith Knutson at the Mayo Clinic.  In contrast to Class I antigens in clinical testing, this novel antigen is naturally produced in the intracellular proteasome and presented to T-cells as the MHC Class I peptide complex.   We  believe that this technology is a good fit with our TAP expression systems and adds an important and previously missing component to the field of Her2/neu vaccines.

Under the terms of the Agreement, we acquired from Mayo (i) an exclusive worldwide license  to use the patent rights related to patent application numbered 61600480 (titled “Methods and materials for generating CD8+ T-cells having the ability to recognize  cancer cells expressing a Her2/neu polypeptide”) to make products in the prophylactic and therapeutic field (the “Licensed Products”) and (ii) a non-exclusive license to use certain of Mayo’s know-how to make the Licensed Products.  We may sublicense the technology with the approval of Mayo, which approval may not unreasonably withheld.

In connection with the grant of the licenses, we are to (i) make an upfront license payment of $100,000 to Mayo followed by an additional $150,000 in license payments over a 12 month period, (ii) reimburse Mayo for documented patent expenses incurred to date by Mayo in connection with the license, (iii) pay an annual license fees, (iv) make milestone payments and (iv) pay royalties of gross annual sales.  In addition, we are required to pay Mayo a fee if we fail to initiate a Phase I clinical trial of a Licensed Product within five years and if we fail initiate a Phase II clinical trial of a Licensed Product within eight years.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

99.1	Press Release, dated April 16, 2012, announcing TapImmune Licenses HER2/neu Antigen Technology from Mayo Clinic for Incorporation into a Vaccine to Treat HER2/neu Breast Cancer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

 TAPIMMUNE INC.

By:          /s/ Denis Corin
Title:       President

April 17, 2012